Filed pursuant to Rule 424(b)(2)

Registration No. 333-150734

PROSPECTUS

6,000,000 Shares

Marshall & Ilsley Corporation

Common Stock

This prospectus relates to 6,000,000 shares of common stock which may be offered and issued by us from time to time in connection with the acquisitions of businesses by Marshall & Ilsley Corporation, Marshall & Ilsley Trust Company National Association and/or our other consolidated subsidiaries.  We may structure these acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries.  We expect that the terms of acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the shares of our common stock to be issued will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares, or at such other time or over such period as may be agreed upon.

We will pay all of the expenses of this offering.  We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares.

Our common stock is traded on the New York Stock Exchange, Inc., or the NYSE, under the symbol “MI.”  Application will be made to list the shares offered hereby on the NYSE.  On September 30, 2008, the closing price of our common stock on the NYSE was $20.15 per share.

You should consider the information set forth in “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus.  See “Where You Can Find Additional Information” on page 12 for a list of documents we have incorporated by reference into this prospectus.  These documents are available to you without charge over the Internet at our web site at www.micorp.com, or upon written or oral request made to:

Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Telephone:  (414) 765-7801

To ensure timely delivery of the documents, your request should be made at least 5 days prior to the date on which you must make your investment decision.

The date of this prospectus is October 2, 2008.

When used in this prospectus, the terms “M&I”, “we,” “our,” “us” or “the Company” refer to Marshall & Ilsley Corporation and its consolidated subsidiaries, as appropriate in the context.  In addition, we use the term “the Separation” to refer to the November 1, 2007 separation of Marshall & Ilsley Corporation’s Banking and Data Services businesses into two separate publicly traded companies:  “new” Marshall & Ilsley Corporation and Metavante Technologies, Inc. (formerly known as Metavante Corporation and referred to in this prospectus as “Metavante”).

RISK FACTORS

Our earnings are significantly affected by general business and economic conditions, including credit risk and interest rate risk.

Our business and earnings are sensitive to general business and economic conditions in the United States and, in particular, the states where we have significant operations, including Wisconsin, Arizona, Indiana, Minnesota, Missouri, Kansas, Nevada and Florida.  These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, the strength of the U.S. and local economies, consumer spending, borrowing and saving habits, all of which are beyond our control.  For example, an economic downturn, increase in unemployment or higher interest rates could decrease the demand for loans and other products and services and/or result in a deterioration in credit quality and/or loan performance and collectibility.  Nonpayment of loans, if it occurs, could have an adverse effect on our financial condition and results of operations and cash flows.  Higher interest rates also could increase our cost to borrow funds and increase the rate we pay on deposits.

Our real estate loans expose us to increased credit risks.

A substantial portion of our loan and lease portfolio consists of real estate-related loans, including construction and residential and commercial mortgage loans.  As a result, the recent deterioration in the U.S. real estate markets has led to an increase in non-performing loans and charge-offs, and we have had to increase our allowance for loan and lease losses.  Further deterioration in the commercial or residential real estate markets or in the U.S. economy would increase our exposure to real estate-related credit risk and cause us to further increase our allowance for loan and lease losses, all of which would have a material adverse effect on our financial condition and results of operations.

Various factors may cause our allowance for loan and lease losses to increase.

Our allowance for loan and lease losses represents management’s estimate of probable losses inherent in our loan and lease portfolio.  Management evaluates the allowance each quarter to determine that it is adequate to absorb these inherent losses.  This evaluation is supported by a methodology that identifies estimated losses based on assessments of individual problem loans and historical loss patterns of homogeneous loan pools.  In addition, environmental factors, including economic conditions and regulatory guidance, unique to each measurement date are also considered.  The determination of the appropriate level of the allowance for loan and lease losses is highly subjective and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes.  Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, many of which are outside of our control, may require an increase in the allowance for loan and lease losses.  Any increase in the allowance for possible loan and lease losses will result in a decrease in net income and capital, and would have a material adverse effect on our financial condition and results of operations.

A failure by us to maintain required levels of capital could have a material adverse effect on us.

Banking regulations require us to maintain required levels of capital in order to support our operations and fund outstanding liabilities.  Furthermore, each of our subsidiary banks is required to maintain specific capital levels.  If any of our subsidiary banks fails to maintain the required capital levels, our subsidiary banks could be subject to various sanctions by federal regulators that could adversely impact us.  Such sanctions could potentially include, without limitation, the termination of deposit insurance by the Federal Deposit Insurance Corporation, limitations on our subsidiary banks’ ability to pay dividends to us and the issuance of a capital directive by a federal regulatory authority requiring an increase in capital.

Our ability and the ability of our subsidiary banks to raise additional capital, if needed, may be impaired by changes and trends in the capital markets that are outside our control.  Accordingly, there can be no assurance that we or our subsidiary banks will be able to raise additional capital, if needed on terms acceptable to us or our subsidiary banks.

Changes in our credit ratings could adversely affect our liquidity and financial condition.

Our credit ratings and the credit ratings of our subsidiaries are important factors in the our ability to access certain types of liquidity.  A downgrade in our credit ratings or the credit ratings of any of our subsidiaries could potentially increase the cost of debt, limit our access to capital markets, require us to post collateral, or negatively impact our profitability.  Furthermore, a downgrade of the credit rating of securities issued by us or our subsidiaries could adversely affect the ability of the holders to sell those securities.

Terrorism, acts of war, international conflicts and natural disasters could negatively affect our business and financial condition.

Acts or threats of war or terrorism, international conflicts (including conflict in the Middle East), natural disasters, and the actions taken by the U.S. and other governments in response to such events, could disrupt business operations and negatively impact general business and economic conditions in the U.S.  If terrorist activity, acts of war, other international hostilities or natural disasters disrupt business operations, trigger technology delays or failures, or damage our physical facilities, our customers or service providers, or cause an overall economic decline, our financial condition and operating results could be materially adversely affected.  The potential for future occurrences of these events has created many economic and political uncertainties that could seriously harm our business and results of operations in ways that cannot presently be predicted.

Our earnings also are significantly affected by the fiscal and monetary policies of the federal government and its agencies, which could affect repayment of loans and thereby materially adversely affect us.

The policies of the Federal Reserve Board impact us significantly.  The Federal Reserve Board regulates the supply of money and credit in the United States.  Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments we hold.  Those policies determine to a significant extent our cost of funds for lending and investing.  Changes in those policies are beyond our control and are difficult to predict.  Federal Reserve Board policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans.  For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services.  This could adversely affect the borrower’s earnings and ability to repay its loan, which could materially adversely affect us.

The banking and financial services industry is highly competitive, which could adversely affect our financial condition and results of operations.

We operate in a highly competitive environment in the products and services we offer and the markets in which we serve.  The competition among financial services providers to attract and retain customers is intense.  Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that provide cost savings to the customer.  Some of our competitors may be better able to provide a wider range of products and services over a greater geographic area.

We believe the banking and financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry.  Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems.  Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking.  Many of our competitors are subject to fewer regulatory constraints and have lower cost structures.  We expect the consolidation of the banking and financial services industry to result in larger, better-capitalized companies offering a wide array of financial services and products.

Federal and state agency regulation could increase our cost structures or have other negative effects on us.

M&I and M&I LLC, our subsidiary banks and many of our non-bank subsidiaries are heavily regulated at the federal and state levels.  This regulation is designed primarily to protect consumers, depositors and the banking system as a whole, not shareholders.  Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes.  Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer, increasing the ability of non-banks to offer competing financial services and products and/or increasing our cost structures.  Also, our failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation.

We are subject to examinations and challenges by tax authorities, which, if not resolved in our favor, could adversely affect our financial condition and results of operations and cash flows.

In the normal course of business, we and our affiliates are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments it has made and the businesses in which it is engaged.  Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions.  These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning.  The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions.  If any such challenges are made and are not resolved in our favor, they could have an adverse effect on our financial condition and results of operations and cash flows.

Consumers may decide not to use banks to complete their financial transactions, which could result in a loss of income to us.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction.  For example, consumers can now pay bills and transfer funds directly without banks.  The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services and other factors, and our failure to achieve such acceptance and approval could harm our market share.

Our success depends, in part, on our ability to adapt our products and services to evolving industry standards and to control expenses.  There is increasing pressure on financial services companies to provide products and services at lower prices.  This can reduce our net interest margin and revenues from our fee-based products and services.  In addition, our success depends in part on our ability to generate significant levels of new business in our existing markets and in identifying and penetrating new markets.  Growth rates for card-based payment transactions and other product markets may not continue at recent levels.  Further, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products and services or render our existing products obsolete.  We may not successfully introduce new products and services, achieve market acceptance of our products and services, develop and maintain loyal customers and/or break into targeted markets.

M&I and M&I LLC rely on dividends from their subsidiaries for most of their revenue, and the banking subsidiaries hold a significant portion of their assets indirectly.

M&I and M&I LLC are separate and distinct legal entities from our subsidiaries.  We receive substantially all of our revenue from dividends from their subsidiaries.  These dividends are the principal source of funds to pay dividends on our common stock and interest on M&I’s and M&I LLC’s debt.  The payment of dividends by a subsidiary is subject to federal law restrictions and to the laws of the subsidiary’s state of incorporation.  Furthermore, a parent company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  In addition, our bank and savings association subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

We depend on the accuracy and completeness of information about customers and counterparties, and inaccurate or incomplete information could negatively impact our financial condition and results of operations.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided to us by customers and counterparties, including financial statements and other financial information.  We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors.  For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform with generally accepted accounting principles (“GAAP”) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer.  We may also rely on the audit report covering those financial statements.  Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or that are materially misleading.

An interruption or breach in security of our or our third party service providers’ communications and information technologies could have a material adverse effect on our business.

We rely heavily on communications and information technology to conduct our business.  Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  Despite our policies and procedures designed to prevent or limit the effect of such a failure, interruption or security breach of our information systems, there can be no assurance that any such events will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customers or customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

In addition, we rely on third-party service providers for a substantial portion of our communications, information, operating and financial control systems technology.  If any of these third-party service providers experiences financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of these services.  There can be no assurance that we could negotiate terms as favorable to us or obtain services with similar functionality as we currently have without the expenditure of substantial resources, if at all.  Any of these circumstances could have a material adverse effect our business.

Our accounting policies and methods are the basis of how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations.  Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that we comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and results of operations.  In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than would have been reported under a different alternative.

M&I has identified two accounting policies as being “critical” to the presentation of our financial condition and results of operations because they require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.  These critical accounting policies relate to:  (1) the allowance for loan and lease losses; and (2) income taxes.  Because of the inherent uncertainty of estimates about these matters, no assurance can be given that the application of alternative policies or methods might not result in our reporting materially different amounts.

Changes in accounting standards could adversely affect our reported financial results.

The bodies that set accounting standards for public companies, including the Financial Accounting Standards Board, the Securities and Exchange Commission and others, periodically change or revise existing interpretations of the accounting and reporting standards that govern the way that we report our financial condition and results of operations.  These changes can be difficult to predict and can materially impact our reported financial results.  In some cases, we could be required to apply a new or revised accounting standard, or a new or revised interpretation of an accounting standard, retroactively, which could have a negative impact on reported results or result in the restatement of our financial statements for prior periods.

We have an active acquisition program, which involves risks related to integration of acquired companies or businesses and the potential for the dilution of the value of our stock.

We regularly explore opportunities to acquire banking institutions and other financial services providers.  We cannot predict the number, size or timing of future acquisitions.  We typically do not publicly comment on a possible acquisition or business combination until we have signed a definitive agreement for the transaction.  Once we have signed a definitive agreement, transactions of this type are generally subject to regulatory approvals and other customary conditions.  There can be no assurance that we will receive such regulatory approvals without unexpected delays or conditions or that such conditions will be timely met to our satisfaction, or at all.

Difficulty in integrating an acquired company or business may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition.  Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of customers and key employees, the disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain existing relationships with clients, employees and suppliers or to enter into new business relationships.  We may not be able to successfully leverage the combined product offerings to the combined customer base.  These factors could contribute to our not achieving the anticipated benefits of the acquisition within the desired time frames, if at all.

Future acquisitions could require us to issue stock, to use substantial cash or liquid assets or to incur debt.  In such cases, the value of our stock could be diluted and we could become more susceptible to economic downturns and competitive pressures.

We are dependent on senior management, and the loss of the services of any of our senior executive officers could cause our business to suffer.

Our continued success depends to a significant extent upon the continued services of our senior management.  The loss of services of any of our senior executive officers could cause our business to suffer.  In addition, our success depends in part upon senior management’s ability to implement our business strategy.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors including:

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actual or anticipated variations in our quarterly results;

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new technology or services offered by our competitors;

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unanticipated losses or gains due to unexpected events, including losses or gains on securities held for investment purposes;

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significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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changes in accounting policies or practices;

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failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

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changes in government regulations; or

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credit quality ratings.

General market fluctuations, industry factors and general economic and political conditions, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

M&I may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on our business, operating results and financial condition.

We and our subsidiaries may be involved from time to time in a variety of litigation arising out of our business.  Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation.  Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our business, operating results and financial condition and cash flows.  In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

We may not realize the anticipated benefits from the Separation.

The long-term success of the Separation will depend, in part, on our ability to realize the anticipated benefits of the Separation.  These anticipated benefits include the availability to us of increased capital to continue our internal growth and acquisition strategies, our ability to use our capital stock as a form of currency in respect of certain acquisitions and equity-based compensation arrangements and the better alignment of employee incentive awards.  There can be no assurance that these benefits will be realized.

The Separation may present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of separating M&I and Metavante.  Even though the transactions effecting the Separation are complete, these difficulties may continue for the foreseeable future.  These difficulties may include any or all of the following:

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difficulty preserving customer, distribution, supplier and other important relationships;

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the potential difficulty in retaining key officers and personnel; and

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difficulty separating corporate infrastructure, including systems, insurance, accounting, legal, finance, tax and human resources, for each of two new public companies.

As a separate entity, we no longer enjoy all of the benefits of scale that we achieved with the combined banking and Metavante businesses, which could adversely affect our results of operations.

Prior to the Separation, we benefited from the scope and scale of the banking and Metavante businesses in certain areas, including, among other things, risk management, employee benefits, regulatory compliance, administrative services, legal support and human resources.  Our loss of these benefits as a consequence of the Separation could have an adverse effect on our business, results of operations and financial conditions following completion of the Separation.  In addition, it is possible that some costs will be greater at the separate companies than they were for the combined company due to the loss of volume discounts and the position of being a large customer to service providers and vendors.

If our share distribution and transactions related to the Separation do not qualify as tax-free distributions or reorganizations under the Internal Revenue Code, then we and our shareholders may be responsible for payment of significant U.S. federal income taxes.

In transactions related to the Separation, “old” M&I distributed shares of its common stock to effect the Separation.  If the share distribution does not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, Metavante would recognize a taxable gain that would result in significant U.S. federal income tax liabilities to Metavante.  Metavante would be primarily liable for these taxes and we would be secondarily liable.  Under the terms of a tax allocation agreement related to the Separation, we will generally be required to indemnify Metavante against any such taxes unless such taxes would not have been imposed but for an act of Metavante or its affiliates, subject to specified exceptions.

Even if our share distribution otherwise qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code, the distribution would result in significant U.S. federal income tax liabilities to Metavante if there is an acquisition of our common stock or Metavante’s stock as part of a plan or series of related transactions that includes our share distribution and that results in an acquisition of 50% or more of our outstanding common stock or Metavante stock.  In this situation, we may be required to indemnify Metavante under the terms of a tax allocation agreement related to the Separation unless such taxes would not have been imposed but for specified acts of Metavante or its affiliates.  In addition, mutual indemnity obligations in the tax allocation agreement could discourage or prevent a third party from making a proposal to acquire us.

As a result of the Separation, any financing we obtain in the future could involve higher costs.

As a result of the completion of the transactions relating to the Separation, any financing that we obtain will be with the support of a reduced pool of diversified assets, and therefore we may not be able to secure adequate debt or equity financing on desirable terms.  Our cost of financing without Metavante may be materially higher than the cost of financing prior to the Separation.  If in the future we have a credit rating lower than it currently has, it will be more expensive for us to obtain debt financing than it was prior to the Separation.

We will be restricted in our ability to issue equity for at least two years following completion of the Separation, which could limit our ability to make acquisitions or to raise capital required to service our debt and operate our business.

The amount of equity that we can issue to make acquisitions (excluding acquisitions with respect to which we can prove the absence of “substantial negotiations” during applicable safe harbor periods) or raise additional capital will be limited for at least two years following completion of the Separation, except in limited circumstances.  These limitations may restrict our ability to carry out our business objectives and to take advantage of opportunities such as acquisitions that could supplement or grow our business.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus and any applicable prospectus supplement which are not historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include:  (1) statements made in our annual report on Form 10-K for the year ended December 31, 2007 under Item 1, Business, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements with respect to internal growth plans, projected revenues, margin improvement, future acquisitions, capital expenditures and adequacy of capital resources; (2) statements included or incorporated by reference in our future filings with the SEC; and (3) information contained in written material, releases and oral statements issued by, or on behalf of, us including, without limitation, statements with respect to projected revenues, costs, earnings and earnings per share.  Forward-looking statements also include statements regarding the intent, belief or current expectation of M&I and its officers.  Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues” or similar expressions.

All forward-looking statements included or incorporated by reference in this prospectus and the applicable prospectus supplement are based on information available to us as of the date of this prospectus or the applicable prospectus supplement.  We do not undertake to update any forward-looking statements that may be made by or on behalf of us in this prospectus or any applicable prospectus supplement, except as required by federal securities law.  Our actual results may differ materially from those contained in the forward-looking statements identified above.  Factors which may cause such a material difference to occur include, but are not limited to, those risk factors set forth under the heading “Risk Factors” beginning on page 2 of this prospectus and the factors listed in Item 1A, Risk Factors, of our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended June 30, 2008.

THE COMPANY

Marshall & Ilsley Corporation, a Wisconsin corporation, is a registered bank holding company under the Bank Holding Company Act of 1956 and is certified as a financial holding company under the Gramm-Leach-Bliley Act.  As of June 30, 2008, we had consolidated total assets of approximately $64.3 billion and consolidated total deposits of approximately $41.2 billion, making us the largest bank holding company headquartered in Wisconsin.

Our executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202 (telephone number (414) 765-7801).  Our principal assets are the stock of our bank and nonbank subsidiaries, which, as of June 30, 2008, consisted of five bank and trust subsidiaries and a number of companies engaged in businesses that the Board of Governors of the Federal Reserve System has determined to be closely related or incidental to the business of banking.  We provide our subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, auditing, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

We provide diversified financial services to a wide variety of corporate, institutional, government and individual customers.  Our largest affiliates and principal operations are in Wisconsin; however, we have activities in other markets, particularly in certain neighboring Midwestern states, and in Arizona, Nevada and Florida.  Our principal activities consist of banking and wealth management services.  Banking services, lending and accepting deposits from commercial banking and community banking customers are provided through our lead bank, M&I Marshall & Ilsley Bank, Southwest Bank, an M&I Bank, which is headquartered in St. Louis, Missouri, M&I Bank FSB, a federal savings bank subsidiary located in Las Vegas, and an asset-based lending subsidiary headquartered in Minneapolis, Minnesota.  In addition to branches located throughout Wisconsin, banking services are provided in branches located throughout Arizona, the Minneapolis, Minnesota, Kansas City, Missouri and St. Louis, Missouri metropolitan areas, Duluth, Minnesota, Belleville, Illinois, Las Vegas, Nevada, Florida and central Indiana, and through the Internet.  Wealth Management, which includes Marshall & Ilsley Trust Company National Association, M&I Brokerage Services, the private banking divisions of the our bank subsidiaries and other subsidiaries related to the wealth management business, provides trust services, brokerage and insurance services, and investment management and advisory services to residents of Wisconsin, Arizona, Minnesota, Missouri, Florida, Nevada and Indiana.  Other financial services we provide include personal property lease financing, wholesale lending, investment services to institutional clients and venture capital.

Marshall & Ilsley Corporation in its current form was incorporated in Wisconsin in 2007, in conjunction with the separation transaction involving our former subsidiary, Metavante Corporation, which we refer to as the “Separation.”  In connection with the Separation, we reorganized our business segments.  Based on the way M&I organizes its business, we have four reportable segments:  Commercial Banking, Community Banking, Wealth Management and Treasury.  Each of these segments is described in detail below.

Commercial Banking

Our Commercial Banking segment provides financial expertise in Corporate, Commercial, Correspondent and Commercial Real Estate Banking.  Commercial Banking provides a complete line of commercial, corporate and real estate banking products and services, including:  traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment financing, mezzanine financing, global trade services, foreign exchange services, treasury management and other financial services to middle market, large corporate and public sector clients.  Commercial Banking also supports the commercial real estate and correspondent banking markets with products and services including secured and unsecured lines of credit, letters of credit, construction loans for commercial and residential development and land acquisition and development loans.

Community Banking

Our Community Banking segment provides consumer and business banking products and services to customers primarily within the states in which we offer banking services.  Community banking services are provided through branches located throughout Wisconsin, Arizona, the Minneapolis, Minnesota, Kansas City, Missouri and St. Louis, Missouri metropolitan areas, and Orlando, Florida metropolitan areas, Duluth, Minnesota, Belleville, Illinois, Las Vegas, Nevada, Florida’s west coast and central Indiana.  Consumer products include loan and deposit products such as mortgages, home equity loans and lines, credit cards, student loans, personal lines of credit and term loans, demand deposit accounts, interest bearing transaction accounts and time deposits.  Business banking products include secured and unsecured lines and term loans for working capital, inventory and general corporate use, commercial real estate construction loans, agricultural loans, demand deposit accounts, interest bearing transaction accounts and time deposits.

Wealth Management

Our Wealth Management segment, which includes our Trust, Brokerage and Private Banking businesses, provides integrated asset management, trust and banking services through three business lines:  Investment

Management, Personal Services and Institutional Services.  Investment Management is a multi-dimensional asset management service with a broad range of strategies, styles and product delivery options such as separately managed equity and fixed income strategies, managed asset allocation strategies, alternative investments and The Marshall Funds, our family of mutual funds.  Personal Services includes Cedar Street Advisors, Personal Wealth Management and M&I Financial Advisors.  Cedar Street Advisors manages the complex financial affairs of ultra-high net worth individuals and their families.  Personal Wealth Management services assemble and implement an all-inclusive financial roadmap for high net worth individuals and families, providing for their private banking (credit and deposits), investment, estate and tax planning needs.  M&I Financial Advisors uses a formulized financial planning process based on an individual’s resources, goals, and risk tolerance to develop a personalized financial plan, and then offers a full array of brokerage and insurance solutions to meet that plan.  The Institutional Services business includes Retirement Plan Services, Taft-Hartley Services, Not-for-Profit Services, North Star Deferred Exchange and Trust Operations Outsourcing.

Treasury

Our Treasury segment provides management of interest rate risk, capital, liquidity, funding and investments to the Corporation and all of its subsidiary banks.

All Others

The Other segment includes an Investment Division and a National Consumer Lending Division.  The Investment Division provides a variety of products and services designed to address its customers’ risk management and investment needs.  These services include foreign exchange services, derivative solutions and investment services, currency conversion and foreign exchange risk management.  These services are provided primarily to corporate, business banking and financial institution clients.  The National Consumer Banking Division provides wholesale home equity consumer lending, indirect automobile financing, and affinity banking services.

SELECTED CONSOLIDATED FINANCIAL DATA

The table below presents selected historical financial data for the five years ended December 31, 2007, which are derived from our previously filed audited consolidated financial statements for those years, and historical financial data for the six months ended June 30, 2008 and June 30, 2007, which are derived from our previously filed unaudited consolidated financial statements for those periods.

You should read the following table together with the historical financial information that we have presented in our prior SEC filings.  We have incorporated this material into this document by reference.  See “Where You Can Find More Information” on page 12.

	For the Six Months Ended June 30, (unaudited)		For the Twelve Months Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in thousands, except per share data)
Income Statement Data:
Interest and Fee Income	$ 1,693,618	$ 1,801,477	$ 3,669,165	$ 3,254,234	$ 2,289,060	$ 1,716,910	$ 1,566,534
Interest Expense	815,596	1,007,258	2,052,948	1,746,678	998,648	538,575	474,683
Net Interest Income	878,022	794,219	1,616,217	1,507,556	1,290,412	1,178,335	1,091,851
Provision for Loan and Lease Losses	1,032,302	43,174	319,760	50,551	44,795	37,963	62,993
Net Interest (Loss) Income after Provision for Loan and Lease Losses	(154,280)	751,045	1,296,457	1,457,005	1,245,617	1,140,372	1,028,858
Other Income	398,230	342,115	729,066	581,686	573,591	527,355	524,523
Other Expense	696,182	575,374	1,314,943	1,083,542	954,425	881,733	898,607
(Benefit) Provision for Income Taxes	(204,650)	170,128	213,641	307,435	278,124	256,955	183,502
(Loss) Income from Continuing Operations	(247,582)	347,658	496,939	647,714	586,659	529,039	471,272
Discontinued Operations, net of tax	–	89,393	653,997	160,124	119,531	76,814	51,175
Net (Loss) Income	($ 247,582)	$437,051	$ 1,150,936	$ 807,838	$ 706,190	$ 605,853	$ 522,447
Net Income Per Common Share:
Diluted – (Loss) Income from Continuing Operations	($0.95)	$1.32	$1.87	$2.54	$2.49	$2.32	$2.06
Diluted – Net (Loss) Income	(0.95)	1.66	4.34	3.17	2.99	2.66	2.28
Dividend Declared Per Common Share	$0.63	$0.58	$1.20	$1.05	$0.93	$0.81	$0.70
Average Balance Sheet Data:
Cash and Due from Banks	$ 916,090	$ 999,785	$ 1,005,362	$ 974,120	$ 923,387	$ 814,236	$ 755,015
Investment Securities	7,823,015	7,460,462	7,495,561	6,968,071	6,180,342	5,871,256	5,212,028
Net Loans and Leases	48,650,534	42,077,362	43,201,807	38,717,750	31,409,794	26,662,481	24,045,826
Total Assets	62,921,110	57,110,809	58,209,627	52,651,098	43,283,541	37,162,594	33,268,021
Total Deposits	38,390,441	33,383,600	34,068,897	32,136,436	26,706,663	24,409,648	22,251,359
Long-term Borrowings	9,829,554	11,783,585	11,533,685	10,070,881	8,189,708	5,323,774	3,795,801
Shareholders’ Equity	6,996,903	6,391,723	6,680,464	5,600,906	4,357,314	3,564,243	3,291,827

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated in this prospectus by reference from Marshall & Ilsley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at our website at http://www.micorp.com or at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on the SEC’s public reference room.  You may also inspect our reports at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.  Information contained on our website is not a part of this prospectus.

For further information about us and the securities we are offering, you should refer to our registration statement and its exhibits.  This prospectus summarizes material provisions of contracts and other documents to which we refer.  Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus.  In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.  We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•

Our annual report on Form 10-K for the year ended December 31, 2007;

•

Our quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•

Our current reports on Form 8-K filed January 2, 2008, January 15, 2008, January 24, 2008, April 22, 2008, April 25, 2008, July 3, 2008 and August 22, 2008; and

•

The description of our common stock contained in Amendment No. 4 to the Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act on October 10, 2007, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference reports we file in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting us in writing or by telephone at:

Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Phone: (414) 765-7801

You should rely only on the information incorporated by reference or presented in this prospectus or any applicable prospectus supplement.  Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information.  We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

No dealer, salesperson or other person is authorized to
give any information or to represent anything not
contained in this prospectus.  You must not rely upon any
unauthorized information or representations.  This
prospectus is an offer to sell only the securities offered
hereby, but only under circumstances and in jurisdictions
where it is lawful to do so.  The information contained in
this prospectus is current only as of its date.

Table of Contents

Page

RISK FACTORS

2

FORWARD-LOOKING STATEMENTS

8

THE COMPANY

8

SELECTED CONSOLIDATED FINANCIAL
DATA

11

LEGAL MATTERS

12

EXPERTS

12

WHERE YOU CAN FIND MORE
INFORMATION

12

6,000,000 Shares MARSHALL & ILSLEY CORPORATION Common Stock Prospectus October 2, 2008